Company Contact:	Kevin Clark, CEO, COO and President Telephone: 305-324-2300

ERBA DIAGNOSTICS, INC. REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

— Comparing third quarter 2012 to third quarter 2011,

operating expenses decreased by $979,000 and loss from operations was reduced by $955,000 —

— Comparing nine month period ended September 30, 2012 to the same period of 2011,

operating expenses decreased by $3,040,000 and loss from operations was reduced by $2,870,000 —

MIAMI, FL, November 14, 2012 – ERBA Diagnostics, Inc. (NYSE MKT: ERB), a fully integrated in vitro diagnostics company, reported its financial results for the quarter and nine months ended September 30, 2012.  Kevin D. Clark, Chief Executive Officer, Chief Operating Officer and President of ERBA Diagnostics, said, “I am pleased to report a continuation in the third quarter of 2012 of the turnaround we are experiencing this year. A significant year-over-year reduction in operating loss to almost break-even has resulted from significant decreases in operating expenses. Comparing the third quarter of 2012 to the third quarter of 2011, our operating expenses decreased by $979,000 and we have reduced our loss from operations by $955,000. Comparing the nine month period ended September 30, 2012 to the same period of 2011, our operating expenses decreased by $3,040,000 and we have reduced our loss from operations by $2,870,000. The Company continues to implement certain initiatives in an effort to keep operating expenses under control for 2012. Looking ahead into the fourth quarter of 2012, we intend to continue to focus on implementing a number of new initiatives in an effort to grow sales in the US and internationally.”

As previously reported, on October 3, 2012, ERBA Diagnostics acquired all of the issued and outstanding shares of capital stock of Drew Scientific, Inc., a Delaware corporation, from Drew Scientific Inc., a Texas corporation, a subsidiary of Escalon Medical Corp., a Pennsylvania corporation. The acquired businesses had been commonly known as the Escalon Clinical Diagnostics Business, which consists of Drew Scientific, Inc. (located in Waterbury, Connecticut, and Dallas, Texas), and its wholly owned subsidiaries JAS Diagnostics, Inc. (located in Miami Lakes, Florida), and Drew Scientific Limited Co. (located in Barrow-in-Furness, United Kingdom). This group of companies develops and sells Diabetes A1c and Hematology diagnostic instruments, reagents and chemistries. According to the World Health Organization, more than 347 million people are afflicted with Diabetes worldwide. Drew Scientific provides instrumentation and consumables for the physician office labs, small hospital labs and veterinary research laboratories. Drew Scientific also supplies the reagent and other consumable materials needed to operate the instruments. JAS Diagnostics manufactures of a broad range of liquid stable, diagnostics chemistry reagents used in in vitro diagnostics tests.

Financial Highlights for the Quarter and Nine Months Ended September 30, 2012

Net revenues for the third quarter of 2012 were $3,789,000 compared with $4,060,000 in the third quarter of 2011, a decrease of $271,000 or 6.7%. The decrease in revenue was primarily the result of reduced sales in international markets from our European operations. Net revenue in the nine months ended September 30, 2012 decreased by $196,000, or 1.6%, from the same period last year, with net revenues from domestic operations decreasing by $121,000 or 1.4% and net revenues from European operations decreasing by $75,000 or 1.9%.

Gross profit for the third quarter of 2012 was $2,062,000 or 54.4% of net revenue, compared with $2,086,000 or 51.4% of net revenue for the third quarter of 2011. The decrease in gross profit resulted from lower sales and the increase in gross profit margin percentage was principally as a result of an increase in sales of our proprietary instruments in the US, which have a higher average margin. Gross profit for the nine months ended September 30, 2012 decreased by $172,000, or 2.9%, from the same period last year. The decrease in gross profit was primarily attributable to a decrease in sales.

Operating expenses for the third quarter of 2012 decreased to $2,104,000 from $3,083,000 for the third quarter of 2011. Operating expense for the nine months ended September 30, 2012 decreased to $6,686,000 from $9,726,000 in the nine months ended September 30, 2011 as a result of decreases in all three categories of operating expenses. Selling expenses decreased mainly due to open sales positions in the United States and, in Italy, reduction in workforce and lower commissions. General and administrative expenses decreased as a result of reduction in workforce, reduction in leased office space and reduction in provision for doubtful accounts. Research and development expenses decreased principally due to reduction of research and development activities in the United States and funding of research and development in Italy.

Loss from operations for the third quarter of 2012 was $42,000 compared with loss from operations of $997,000 in the third quarter of 2011. Loss from operations totaled $298,000 for the nine months ended September 30, 2012 compared to the loss from operations of $3,166,000 in the nine months ended September 30, 2011. Net loss for the third quarter of 2012 was $97,000, or $0.01 loss per share, compared with a net loss of $1,234,000, or $0.04 loss per share, in the third quarter of 2011. Net loss for the nine months ended September 30, 2012 was $534,000 or $0.02 loss per share, compared to net loss of $3,021,000, or $0.10 loss per share in the same period of 2011. In the third quarter of 2012, we incurred acquisition expenses of $85,000.

About ERBA Diagnostics, Inc.

ERBA Diagnostics, Inc. (www.erbadiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries: Diamedix Corporation (U.S.), Delta Biologicals S.r.l. (Europe) and ImmunoVision, Inc. (U.S.). As described in further detail above, on October 3, 2012, ERBA Diagnostics acquired the businesses which had been commonly known as the Escalon Clinical Diagnostics Business, consisting of Drew Scientific, Inc. (located in Waterbury, Connecticut, and Dallas, Texas), and its wholly owned subsidiaries JAS Diagnostics, Inc. (located in Miami Lakes, Florida), and Drew Scientific Limited Co. (located in Barrow-in-Furness, United Kingdom).

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of ERBA Diagnostics, Inc., including, without limitation, the risks and uncertainties related to: ERBA Diagnostics’ ability to successfully improve its financial condition, results of operations and cash flows; ERBA Diagnostics’ ability to successfully maintain its cost containment efforts and reduced expenses; ERBA Diagnostics’ ability to successfully achieve sales growth; ERBA Diagnostics’ ability to successfully maintain stability in its cash flows and liquidity position; ERBA Diagnostics’ ability to successfully grow its business, sales and product range in the United States and other markets, whether organically or inorganically, during the anticipated time frame or at all; ERBA Diagnostics’ ongoing initiatives to reduce manufacturing costs, manage operating expenses, increase sales in the United States and other markets and otherwise improve its operating results and performance may not be successful or result in the positive financial impact expected, whether in the time frame anticipated, or at all; ERBA Diagnostics’ ability to integrate acquired businesses or products, including, without limitation, its ability to integrate the businesses that had been commonly known as the Escalon Clinical Diagnostics Business; acquisitions of businesses and products, and the integration of acquired businesses and products, may disrupt ERBA Diagnostics’ business, distract its management and may not proceed as planned, including, without limitation, its acquisition of and its ability to integrate the businesses that had been commonly known as the Escalon Clinical Diagnostics Business; economic, competitive, political, governmental and other factors affecting ERBA Diagnostics and its operations, markets and products. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in ERBA Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

ERBA DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

Period Ended September 30,	Three months		Nine months
	2012	2011	2012	2011
Net revenues	$3,788,821	$4,059,598	$12,372,980	$12,568,953
Cost of sales	1,726,815	1,973,863	5,984,181	6,008,085
Gross profit	2,062,006	2,085,735	6,388,799	6,560,868

Operating expenses:
Selling and marketing	1,042,469	1,320,244	3,022,096	4,054,260
General and administrative	866,284	1,350,734	3,031,027	4,274,806
Research and development	195,493	412,231	633,340	1,397,333
Total operating expenses	2,104,246	3,083,209	6,686,463	9,726,399

Loss from operations	(42,240)	(997,474)	(297,664)	(3,165,531)

Other income (expense):
Interest income (expense)	(8,702)	(1,892)	(30,698)	(9,112)
Gain (loss) on foreign currency transactions	65,072	(5,286)	(38,122)	(3,449)
Acquisition expenses	(84,699)	-	(84,699)	-
Other income (expense), net	(6,539)	(200,413)	(7,956)	(163,313)
Total other income (expense), net	(34,868)	(207,591)	(161,475)	(175,874)

Loss before income taxes	(77,108)	(1,205,065)	(459,139)	(3,341,405)
(Provision) benefit for income taxes	(19,508)	(28,614)	(74,612)	320,224

Net (loss)	(96,616)	(1,233,679)	(533,751)	(3,021,181)
Other comprehensive income (loss) foreign currency translation adjustments	(147,808)	(163,889)	(181,430)	91,879
Comprehensive loss	$(244,424)	$(1,397,568)	$(715,181)	$(2,929,302)

Net (loss) per share-basic and diluted	($0.01)	($0.04)	($0.02)	($0.10)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:

Basic	34,991,554	34,391,554	34,759,437	29,943,392
Diluted	34,991,554	34,391,554	34,759,437	29,943,392

ERBA DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$9,056,570	$3,653,244
Accounts receivable, net of allowances for doubtful accounts of $688,510 and $716,599, respectively	5,952,894	5,950,621
Inventories, net	3,807,445	3,830,295
Other current assets	264,659	231,992
Total current assets	19,081,568	13,666,152

Property, plant and equipment, net	1,285,231	1,456,940
Equipment on lease, net	589,404	674,504
Product license	282,936	282,936
Goodwill	870,290	870,290
Other assets	211,641	256,062
Total assets	$22,321,070	$17,206,884

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,723,683	$2,345,838
Accrued license payable	128,554	129,490
Revolving line of credit	-	736,566
Accrued expenses and other current liabilities	1,938,630	1,744,221
Advance from shareholder	6,500,000	-
Capital lease obligation, current	42,240	79,186
Total current liabilities	10,333,107	5,035,301

Other long-term liabilities:
Capital lease obligation, long-term	-	21,287
Deferred tax liabilities	476,295	428,676
Other long-term liabilities	994,577	994,348
Total other long-term liabilities	1,470,872	1,444,311

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 100,000,000 shares, issued and outstanding 34,991,554 and 34,391,554, respectively	349,915	343,915
Additional paid-in capital	46,534,037	46,035,037
Accumulated deficit	(35,517,566)	(34,983,815)
Accumulated other comprehensive loss	(849,295)	(667,865)
Total shareholders’ equity	10,517,091	10,727,272

Total liabilities and shareholders’ equity	$22,321,070	$17,206,884